Exhibit 99

News Release

Rockwell Collins Announces Pricing of Notes Offering

CEDAR RAPIDS, Iowa (December 12, 2013) – Rockwell Collins, Inc. (NYSE: COL) today announced that on December 11, 2013 it priced a public offering of $300 million of its Floating Rate Notes due 2016 (the “2016 Notes”), $400 million of its 3.700% Notes due 2023 (the “2023 Notes”) and $400 million of its 4.800% Notes due 2043 (the “2043 Notes” and, together with the 2016 Notes and the 2023 Notes, the “Notes”).

The proceeds of the offering will be used to finance a portion of the consideration for the previously announced acquisition of ARINC Incorporated by Rockwell Collins. If the ARINC acquisition is not completed on or prior to May 31, 2014, or the merger agreement relating to the ARINC acquisition is terminated prior to such date, Rockwell Collins will redeem the 2016 Notes and the 2043 Notes. The 2023 Notes are not subject to the special acquisition redemption provision. In such event, Rockwell Collins will use the remaining proceeds of the offering for general corporate purposes, including the reduction of outstanding indebtedness. The Notes are unsecured and rank equally with all existing and future unsecured and unsubordinated debt of Rockwell Collins. The offering is expected to close on December 16, 2013, subject to customary closing conditions.

The offering is being made pursuant to an effective registration statement filed by Rockwell Collins with the Securities and Exchange Commission on December 11, 2013. Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers.

The offering may be made only by means of a prospectus. Potential purchasers of the Notes can obtain copies of the prospectus, as supplemented, related to the Notes from Citigroup Global Markets Inc. at 388 Greenwich Street, New York, New York 10013 (phone: 1-800-831-9146); J.P. Morgan Securities, LLC at 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk – 3rd Floor (phone: 1-212-834-4533); Merrill Lynch, Pierce, Fenner & Smith Incorporated at 222 Broadway, 11th Floor, New York, New York 10038, Attention: Prospectus Department (phone: 1-800-294-1322); or Wells Fargo Securities, LLC at 550 South Tryon Street, Charlotte, North Carolina 28202 (phone: 1-800-326-5897).

This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release contains statements that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including those set forth from time to time in our Securities and Exchange Commission filings.

About Rockwell Collins
Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by a global workforce, and service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

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Media Contact:
Pam Tvrdy
319.295.0591
pjtvrdy@rockwellcollins.com

Investor Contact:
Ryan Miller
319.295.9481
investorrelations@rockwellcollins.com